Exhibit 99.1

ADVANCED MAGNETICS ANNOUNCES RETIREMENT OF FOUNDER JEROME GOLDSTEIN

CAMBRIDGE, MA, (April 2, 2007) -- Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced that Jerome Goldstein, the Executive Chairman of the Board of Directors and founder of the company, will retire as an officer and director of the company effective May 1, 2007. The company's Board of Directors voted to confer on Mark Skaletsky, a member of the Board of Directors, the role of Chairman of the Board effective as of Mr. Goldstein's retirement.

Mr. Goldstein founded Advanced Magnetics in November 1981 and completed its initial public offering in June 1986. Mr. Goldstein commented that "For 25 years, we have developed our iron oxide nanoparticle technology for the benefit of patients. Two early products, Feridex I.V. ® and GastroMARK®, were brought to market and two additional products, Combidex® and ferumoxytol, both of which I believe could have major beneficial impact, are in the wings. We have succeeded in putting together an excellent team capable of accomplishing the company’s objectives going forward. I am 68 years old and the time and situation are appropriate for me to pass the baton on to Brian Pereira. I wish all the employees of Advanced Magnetics continued success."

Advanced Magnetics' President and Chief Executive Officer, Brian J. G. Pereira, MD stated, "Jerry's vision and entrepreneurship led to the founding of Advanced Magnetics and the development of outstanding diagnostic and therapeutic products with the potential to significantly improve patients' lives. He has guided the company ably for 25 years and has been a vital contributor to its success to date, while positioning the company well for future success. We thank Jerry for his invaluable contributions over the years and wish him well in his plans for the future."

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer.

Ferumoxytol, the company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease. The company plans to file a New Drug Application for marketing approval of ferumoxytol with the U.S. Food and Drug Administration during the fourth calendar quarter of 2007.

Combidex®, the company’s second product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging, or MRI, to aid in the differentiation of cancerous from normal lymph nodes. In March 2005, the company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the potential beneficial impact of Combidex® and ferumoxytol and their potential for significantly improving patients’ lives, ,the company’s potential accomplishment of its objectives going forward and its potential future successes, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the fact that we have limited sales and marketing expertise; (5) uncertainties relating to our patents and proprietary rights; and (6) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.